Exhibit 99.1

Faraday Future Intelligent Electric Inc.

Business Update Script

1:00 pm, December 7, 2021

Hanford, CA

Jarret Johnson, General Counsel

Thank you and welcome everyone to Faraday Future's Business Update. Joining the call today from Faraday Future are our Chief Executive Officer, Dr. Carsten Breitfeld, our Chief Financial Officer, Chuck McBride, and our VP of Investor Relations, Mark Connelly.

At 1:00 pm PT today, Faraday Future issued an 8-K which includes the transcript for this Business Update. The transcript and a replay of this Business Updated will also be available later today in the Investor Relations section of our website www.ff.com/investors.

We also posted a new video update on our Hanford Manufacturing Facility, and we are giving this Business Update from Hanford, today.

Please note that on this call, we will be making forward-looking statements based on current expectations and assumptions, which are subject to risks and uncertainties. These statements reflect our views only as of today, should not be relied upon as representative about views as of any subsequent date, and we undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. For further discussion of the material risks and other important factors that could affect our financial results, please refer to our filings with the SEC, including our Form 12b-25 filed on November 15, 2021. The financial information presented today is subject to review and revision until the completion of our third quarter 10-Q and S-1/A filings. The financial information presented today was previously filed with the SEC in our 12b-25 filing which summarizes the reasons for the delay in our the filings.

With that, I will turn the call over to Mark Connelly, our Vice President of Investor Relations.

Mark Connelly, VP Investor Relations

Thank you, Jarret. I thought I would use just a few minutes of our Business Update call to introduce you all to our CEO and CFO.

Dr. Carsten Breitfeld, our Chief Executive Officer, has spent the last 25 years in the automotive industry, in leadership positions at BMW in Germany, Byton in China and Silicon Valley, and here at Faraday Future in Los Angeles. At BMW Carsten ran various engineering departments, transmission and driveline development, and later ran product strategy and managed cooperation with partners. Ultimately, he was chosen to lead BMW’s i-8 program, the company’s flagship hybrid supercar.

He joined Byton as Co-Founder and CEO, which brought him substantial experience working with Chinese partners and suppliers. While at Byton, Carsten met YT Jia, founder of Faraday Future, and became convinced of YT’s vision of the future for electrified mobility. Carsten joined Faraday Future as CEO in 2019. His reputation as a business leader, first in Germany, then in the US and China, helped him attract key engineering and manufacturing leaders to Faraday Future.

Just a month ago, Carsten identified and hired our new Chief Financial Officer, Chuck McBride. Chuck has over 30 years of experience in senior finance roles, and Faraday Future marks his sixth CFO role at a NASDAQ listed company. Along the way, Chuck held CFO roles at two private companies, Synthetic Genomics and Kistler Aerospace Inc. Chuck brings three decades of experience building infrastructure and financial leadership to support rapid growth, managing stakeholder relationships, and raising capital.

With that brief introduction, it is my privilege to introduce our Global CEO, Dr. Carsten Breitfeld. Carsten?

Faraday Future Intelligent Electric Inc.

Business Update Script

1:00 pm, December 7, 2021

Hanford, CA

Dr. Carsten Breitfeld, Global CEO

Thank you, Mark, and thanks to everyone for joining us today. I would like to start out by thanking Faraday Future’s shareholders, employees, and suppliers for their commitment and support.

I am pleased to say that we are delivering this business update from our production facility in Hanford, California. I toured the facility this morning with our team, and you can find a new video of our progress on our website today.

We are excited to bring everyone up to date on our progress as of December 7, 2021 with this Business Update.

So let’s dive in. The past four months have been eventful for Faraday Future:

•	First, we completed the business combination on July 21, 2021, and raised nearly $1bn in gross cash proceeds.
•	Second, we completed the installation of pilot equipment in the pre-production build area of the plant.
o	We received the Certificate of Occupancy, which allowed us to begin building pre-production cars here at Hanford. And we have already begun our first build.
o	We have also begun the installation of mechanical systems and final foundation work.
o	On November 15th we posted a video on the Faraday Future website showcasing the progress we have made, and today, we have posted another update, that looks at our progress since we became a public company. You can see both videos on the investor relations section of our website, FF.com
•	Third, we have the executive management team in place as of November 1, 2021
o	As Mark mentioned earlier, I hired Chuck McBride to be our Chief Financial Officer. He brings to Faraday Future just the experience we need to be ready for the rapid growth we see ahead.
o	Matt Tall leads production and manufacturing and brings 29 years of manufacturing and engineering expertise, most recently with Rivian.
o	We also welcomed Mark, who leads our Global Investor Relations effort after a 25+ year Wall Street career with firms including JP Morgan Securities, Credit Suisse, and CLSA
•	We also announced a number of product upgrades to both the I.A.I. technology (Internet, autonomous driving, and intelligence), and the electric vehicle platform
o	Changes include upgrades to the e-Motor, powertrain, ADAS, LiDAR, cameras, and displays
•	Finally, Faraday Future announced that its first flagship store will be located in Beverly Hills, California

Before I continue with the Business Update, I’d like to step back and briefly introduce our company and how we see the industry evolving.

The first 100 years of the automotive industry was about combustion technology. Dominant producers emerged, first within national markets and then globally. Companies like Ford, GM, and Chrysler dominated in the US. Toyota and Nissan first dominated in Asia, and then globally. Europeans like Mercedes Benz and BMW, and Japanese producers like Lexus came to dominate the high end of the global market.

The next 100 years will be about electrification, connectivity, and intelligent systems. Toyota has taken the leading position in the mass market with its hybrid EV technology. Tesla dominates in the middle market. At the high end of the market, there is currently no dominant player. Not Maybach, not Rolls Royce, not Porsche or Maserati. The first truly high end, global luxury EV producer will be Faraday Future, when we introduce our flagship model, the FF 91, in July 2022.

Faraday Future was founded in 2014. We completed our first prototype two years later, in 2016, and we plan to deliver the FF 91 to consumers in July 2022.

The FF 91 was designed with both the driver and passenger in mind. Let me give you a brief overview of the user experience with the vehicle. As you approach the FF 91, it will identify you by facial recognition, log you into the FF cloud, and load your user preferences. The FF 91 will then automatically open the door for you – a truly touchless entry. Once in the car, you can use voice control to select your destination, and the navigation system will select the best route.

When you arrive at your destination, the car will park by itself in most normal environmental conditions. And while the world is not yet ready for autonomous driving, the FF 91 is – we have all the necessary hardware installed. As soon as regulatory authorities permit autonomous driving, the FF 91 will be capable of providing drivers with an autonomous experience with an easy update.

Faraday Future Intelligent Electric Inc.

Business Update Script

1:00 pm, December 7, 2021

Hanford, CA

The driver has six monitors that control the FF 91’s systems, 1050 HP, a range of more than 370 miles, the capability to reach 0-60 mph in under 2.4 seconds, all-wheel drive, all-wheel steering, and rear-wheel torque vectoring.

For the passenger, the FF 91 offers an intelligent, luxurious, connected environment. Our back seats are based on a zero-gravity technology inspired by NASA. We offer the most leg room area in the industry, and our seats can be reclined by 60 degrees, similar to first-class cabin seats on a premium airline. There's a spa mode, which provides passengers with a relaxing environment, including a massage and shaded windows.

And of course, back seat passengers also enjoy the 27-inch display. Passengers have the world at their fingertips. They can watch a movie, have a massage, run their business, or online shop. We provide the platform - our users decide how they want to use it.

Our product testing is advancing, and we are completing vehicle safety testing right now. We have already completed product testing in both cold weather and extreme desert heat. In March 2021, the team completed multiple tests in Michigan and Minnesota in sub-zero temperatures on various snow and ice-covered surfaces. And in August 2021, we completed a long-distance test drive, following the historic Route 66. We put the FF 91 through multiple tests in extreme heat as we drove 2,270 miles through deserts, on a wide variety of road surfaces, climbing from sea level to 5,500 feet and back again. This drive demonstrated our readiness for production.

During the Route 66 test drive, I drove part of the way, but I also spent time in the rear seats, because I needed to stick to my normal work schedule as CEO. I was able to fully leverage the connectivity of the FF 91. I dialed into numerous Zoom calls and ran all the meetings using the rear passenger screens and cameras. I was as productive as I would have been working from home or from the office, and more comfortable.

In September 2021, we highlighted for you the seven milestones to SOP - start of production - at our manufacturing plant here in Hanford.

•	On October 15th, we met our first milestone. We announced the completion of installation of pilot equipment in the pre-production area
•	On November 10th, we met our second milestone. We received our certificate of occupancy, which allowed us to begin pre-production builds at Hanford. The pre-production area is fully functional, and the first new pre-production build is happening right now
•	Interior foundation work in the production area is well advanced, major mechanical systems including electrical and plumbing are being installed now, and we will shortly begin installation of production and assembly equipment.

We wanted to give you a closer look at our progress today. On November 15, we posted a video to our website that showed the progress we had made, and today we posted a new video, with additional updates. I hope that you will take the time to watch both videos.

Now I am going to turn the presentation over to Chuck.

Chuck McBride, CFO, Faraday Future

Thank you, Carsten. It’s great to be with you here today. I am excited to be working with you and with the entire team here as Faraday Future’s CFO.

I will begin with some commentary on our preliminary third quarter results which were posted in the 12b-25 on November 15, 2021. I would like to remind everyone that these financials are still being reviewed so that we can complete our 10-Q and S-1/A filing, and we have no new financial updates since our 12b-25 filing.

As filed with the SEC on November 15, Faraday Future expects our operating loss to increase to approximately $143 million during the three months ended September 30, 2021, as compared to approximately $18 million operating loss for the three months ended September 30, 2020. The increase is primarily driven by increased costs to bring the Hanford manufacturing facility to full commercial production. This includes the completion of production and manufacturing tooling, execution of supply chain efforts and further enhancing engineering, testing, certification and validation capabilities, as well as increased expenses for the FF 91. Finally, the increase also includes additional accruals for certain Company litigation and loss on disposal of property and equipment relating to the abandonment of certain FF 91 program assets.

Faraday Future Intelligent Electric Inc.

Business Update Script

1:00 pm, December 7, 2021

Hanford, CA

We expect net loss to increase to approximately $280 million during the three months ended September 30, 2021, relative to an approximately $33 million net loss for the three months ended September 30, 2020. The increase in net loss is attributable to the significant increase in operating expenses, the loss relating to fair value measurement of related party notes payable, notes payable which the Company elected to account for using the fair value option, and warrant liabilities, as well as loss on extinguishment of related party notes payable, notes payable, and vendor payables in trust, net, which were converted to equity in connection with the closing of the Company’s previously announced business combination with Property Solutions Acquisition Corp. (“PSAC”) on July 21, 2021.

Now I will turn to our balance sheet. The Company expects its total assets to be approximately $1.1 billion, which includes approximately $667 million of cash and cash equivalents at September 30, 2021, as compared to approximately $316 million of total assets at December 31, 2020. The increase in total assets is attributable to the proceeds from the closing of the business combination with PSAC as well as the related PIPE financing that closed concurrently with such business combination. We expect total liabilities to be approximately $354 million as of September 30, 2021 as compared to approximately $896 million of total liabilities at December 31, 2020. Total liabilities decreased due to the settlement of the vendor trust and certain notes payable and related party notes payable through the issuance of stock and paying cash.

Since inception, the Company has incurred cumulative losses from operations and negative cash flows from operating activities, and the Company expects to report an accumulated deficit of approximately $2.8 billion as of September 30, 2021. The Company expects to continue to generate significant operating losses for the foreseeable future.

We have revised our estimate for additional funding that we will require to reach profitability and positive cash flow in 2024. On November 12, we updated our estimate that we will require $1.5 billion in additional funding, up from our previous estimate of $1.4 billion. This additional capital will fund the FF 81 and FF 71 programs and is not related to the initial FF 91 program.

Relative to our business plan introduced prior to the business combination, we anticipate increased costs. These increases are primarily attributable to certain product improvements and upgrades relating to the improved capabilities of the FF 91, the acceleration of expenditures relating to the preparation and development of the FF 81, and recent macroeconomic challenges, including increased construction and labor costs, raw material price increases, semiconductor chip shortages, tariffs, and other supply chain constraints.

We believe we have sufficient funds to complete the FF 91, which remains on target for launch in July 2022.

With that, I will hand it back to Carsten for closing remarks.

Dr. Carsten Breitfeld, Global CEO

Thank you, Chuck.

I would like to wrap up with four simple reasons that we are excited about where Faraday Future is today:

•	First, we have built a luxury, intelligent, and connected, CleanTech vehicle that is designed as much for the passenger as it is for the driver
•	Second, our Hanford manufacturing facility is progressing
•	Third, we have sufficient cash to take us through the launch of the FF 91 in July
•	Fourth, we completed our Executive Leadership team on November 1, 2021, and we are continuing to ramp hiring

When we launch the FF 91 in July 2022, our car will be the first entrant into the luxury EV market.

Thank you for your time today.

Faraday Future Intelligent Electric Inc.

Business Update Script

1:00 pm, December 7, 2021

Hanford, CA

FORWARD LOOKING STATEMENTS

This transcript includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this transcript, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Faraday Future’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include the outcome of the Special Committee review; Faraday Future’s ability to file the Q3 Form 10-Q before the time period specified in the Nasdaq Letter and its ability to regain compliance with the Nasdaq continued listing standards; Faraday Future’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; Faraday Future’s estimates of the size of the markets for its vehicles and costs to bring its vehicles to market; the rate and degree of market acceptance of Faraday Future’s vehicles; the success of other competing manufacturers; the performance and security of Faraday Future’s vehicles; potential litigation involving Faraday Future; the result of future financing efforts and general economic and market conditions impacting demand for Faraday Future’s products. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the preliminary registration statement on Form S-1 recently filed by Faraday Future and other documents filed by Faraday Future from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Faraday Future does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.